Exhibit 99.1

         Benihana Inc. Reports 7.4% Increase in Third Quarter
                     Comparable Restaurant Sales;
                  Total Sales for Period Rose 11.6%

    MIAMI--(BUSINESS WIRE)--Jan. 9, 2006--Benihana Inc. (NASDAQ:BNHNA and BNHN), operator of the nation's largest chain of Japanese and sushi theme restaurants, today announced a 7.4% increase in company-wide comparable restaurant sales for the twelve-week fiscal third quarter ended January 1, 2006. Total restaurant sales increased 11.6%, to $55.4 million compared with the corresponding period a year ago.
    Comparable sales gains for the fiscal third quarter at the Benihana teppanyaki restaurants, which account for approximately 79% of consolidated restaurant sales, were up 5.1% and RA Sushi, with eight restaurants in operation a year or more, advanced 35.5%. Haru restaurants comparable sales increased 1.7%.
    The Company considers units in operation twelve months or longer to be a part of the comparable restaurant base.

    About Benihana

    Benihana, now in its 41st year operates 72 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are ten restaurants - two Benihana teppanyaki restaurants and eight RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232